Exhibit 99.3

Amendment No. 1 to Stock Option Agreement

     This Amendment No. 1 (this “Amendment”) amends the [each] Stock Option Agreement (the “Original Agreement[s]”), made and entered into as of [ ], 200   [list all dates of Stock Option Agreements] by and between Therma-Wave, Inc., a Delaware corporation (the “Company”), and the employee of the Company listed on the signature page attached hereto (the “Optionee”) effective as of August 23, 2004. All terms used herein but not defined herein shall have the meanings given them in the Original Agreement[s].

     WHEREAS, the Company’s Board of Directors wishes to amend the Original Agreement[s] to reward Optionee for work well done.

     THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

     1. Amendment to Section 6. The following definitions shall be added to Section 6 of the Original Agreement[s] in alphabetical order:

“Change in Control” means the occurrence of any of the following:

(1)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), after the effective date of the Plan, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities;

(2)	When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

(3)	The approval by the stockholders of the Company of a transaction involving the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, by merger, or otherwise.

     “Good Reason” means (i) the assignment to Optionee of duties that represent a substantial adverse alteration in the nature or status of his responsibilities as they were prior to the Change of Control as an executive officer or key employee of the Company, except in the event Optionee is unable to or fails to perform his normal full-time duties and responsibility with the Company as a result of incapacity due to physical or mental illness or incapacity; (ii) a reduction in Optionee’s base salary as in effect on the date of the Change in Control; (iii) the relocation of the Company’s principal executive offices to a location outside the San Francisco Area (which includes the counties of San Francisco, Alameda, Santa Clara, Contra Costa, San Mateo and Marin) or the Company’s requiring Optionee to be based anywhere other than the Company’s principal executive offices (but not including required travel on the Company’s business); or (iv) the wrongful failure by the Company to pay to Optionee any portion of his base salary, bonus, or benefits, or to pay to Optionee any portion of an installment of deferred compensation or benefits under any deferred compensation or benefits program of the Company, within 45 days of the date such base salary, bonus, compensation or benefit is due.

     2. Amendment to Section 4. The following subparagraph (3) shall be added to Section 4 of the Original Agreement[s]:

(3)	Change in Control. Notwithstanding the previous sections, in the event that following a Change in Control Optionee (A) is not subsequently offered a comparable position to that held by Optionee immediately prior to the Change in Control with comparable base salary, bonus and benefits (a “Comparable Position”) or (B) is offered and accepts a Comparable Position but, within six months of the Change in Control, he terminates his employment in such Comparable Position for Good Reason, then any Option awarded under this Agreement not previously vested shall become fully vested and fully exercisable immediately upon the Change in Control.

     3. Effect of Amendment. Except as herein expressly amended, all terms, covenants and provisions of the Original Agreement[s] are and shall remain in full force and effect, and all references therein to the “Agreement” shall henceforth refer to the Original Agreement[s] as amended by this Amendment. This Amendment shall be deemed incorporate into, and a part of, the Original Agreement[s].

     4. Complete Agreement. This Amendment, the Original Agreement[s], the Plan and those documents expressly referred to herein and therein embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     5. Successors and Assigns. This Amendment is intended to bind and inure to the benefit of and be enforceable by Optionee and the Company and their respective heirs,

successors and assigns, except that Optionee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

     6. Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other issues concerning the enforceability, validity and binding effect of this Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.

     7. Amendment and Waiver. The provisions of this Amendment or the Original Agreement[s] may be amended or waived only with the prior written consent of the Company and Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Amendment or the Original Agreement[s]. The Board may at any time amend, alter, suspend or terminate the Plan without the consent of any Optionee; provided, however, that no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee.

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     The undersigned have executed this Amendment No. 1 to Stock Option Agreement as of    , 2004.

THERMA-WAVE, INC.
By:
	Name:	L. Ray Christie
	Title:	Vice President, Chief Financial Officer, and Secretary

By:
[Optionee]

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